INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Debbie Reynolds Hotel & Casino, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-82126) on Form S-8 of Debbie Reynolds Hotel & Casino, Inc. of our report dated December 20, 1996, relating to the consolidated balance sheets of Debbie Reynolds Hotel & Casino, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of Debbie Reynolds Hotel & Casino, Inc.

Our report dated December 20, 1996, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficiency, has a shareholders' equity deficiency, significant debt service obligations, and is in default with respect to various agreements, all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                           /s/ KPMG Peat Marwick LLP


Las Vegas, Nevada
January 24, 1996